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                                   FORM 15
                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549


 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
         Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                        Commission File Number 000-25862


                              AG Associates, Inc.
             ______________________________________________________
             (Exact name of registrant as specified in its charter)

                               4425 Fortran Drive
                          San Jose, California  95134
                           Telephone:  (408) 935-2000
         _____________________________________________________________
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           Common Stock, no par value
            ________________________________________________________
            (Title of each class of securities covered by this Form)

                                      None
         ______________________________________________________________
         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

             Rule 12g-4(a)(1)(i)   /X/    Rule 12h-3(b)(1)(ii)    / /
             Rule 12g-4(a)(1)(ii)  / /    Rule 12h-3(b)(2)(i)     / /
             Rule 12g-4(a)(2)(i)   / /    Rule 12h-3(b)(2)(ii)    / /
             Rule 12g-4(a)(2)(ii)  / /    Rule 15d-6              / /
             Rule 12h-3(b)(1)(i)   /X/

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               Approximate number of holders of record as of the
                        certification or notice date: 1

          Pursuant to the requirements of the Securities Exchange Act of 1934, AG Associates, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

  Date:  February 26, 1999      BY:  /s/ Hans-Georg Betz
                                     -------------------
                                     Dr. Hans-Georg Betz
                                     President

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